As filed with the Securities and Exchange Commission on August 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVG Technologies N.V.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Gatwickstraat 9-39

1043 GL Amsterdam

The Netherlands

+31-20-5226210

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AVG Technologies USA, Inc.

1 Executive Drive, 3rd Floor

Chelmsford, MA 01824, USA

(978) 319-4460

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter M. Lamb

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

(650) 614-7400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, nominal value €0.01 per share	7,109,992	$28.02	$199,221,975.84	$23,149.59

(1)	Up to 7,109,992 ordinary shares may be offered by the selling shareholders from time to time. The registrant will not offer any securities under this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed registered hereby such additional number of ordinary shares of the registrant as may be offered or issued to prevent dilution resulting from ordinary share splits, ordinary share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the ordinary shares as reported by the New York Stock Exchange on July 30, 2015.

PROSPECTUS

Ordinary Shares

AVG Technologies N.V.

(incorporated in the Netherlands)

This prospectus relates to the offer and resale, from time to time, of up to 7,109,992 ordinary shares, nominal value €0.01 per share, of AVG Technologies N.V. by the selling shareholders named herein in amounts, at prices and on terms determined at the time of the offerings. See “Selling Shareholders.”

We are not offering any ordinary shares and will not receive any proceeds from the sale of any ordinary shares offered by the selling shareholders. The selling shareholders may sell the ordinary shares covered by this prospectus in public or private transactions and at prices related to the prevailing market prices, fixed prices or at negotiated prices. The selling shareholders will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of ordinary shares offered by the selling shareholders may act either as principals or agents, may use block trades to position and resell the ordinary shares and may be deemed “underwriters” under the Securities Act of 1933, as amended. See “Plan of Distribution” beginning on page 24 for additional information on the manner in which the ordinary shares may be sold and related matters.

We may provide you a prospectus supplement containing more information about an offering together with this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “AVG.” The last reported sale price of our ordinary shares on August 5, 2015 was $28.13 per ordinary share. You are urged to obtain current market prices for our ordinary shares.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus and in any other documents that are incorporated by reference into this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 under the Securities Act of 1933, as amended, or Securities Act, that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling shareholders may, from time to time, sell or otherwise dispose of our ordinary shares.

This prospectus may be supplemented from time to time by one or more prospectus supplements that will contain more specific information about the terms of a specific offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to those offerings. Any such prospectus supplement and any related free writing prospectus may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our ordinary shares, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement and any related free writing prospectus, you should rely on the information in the prospectus supplement and any related free writing prospectus.

i

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. See “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.”

Unless otherwise indicated or unless the context otherwise requires, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “AVG”, “we,” “us,” “our,” “the Company” or similar references refer to AVG Technologies N.V. and its subsidiaries. AVG®, The Online Security Company™, Devices. Data. People™, AVG Zen™, Be Yourself™, LinkScanner®, AVG CloudCareTM, AVG PC TuneUp and our logo are our key brands, and are variously registered in several jurisdictions. This prospectus contains references to these and other of our trademarks and names and those of third parties and all these references may omit the ® or ™ symbols solely for convenience. Such references are not intended, however, to imply that we will not enforce our rights in any of our marks to the fullest extent permitted by law. All references to the “selling shareholders” refer to the selling shareholders as set forth in the section of this prospectus entitled “Selling Shareholders.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free writing prospectus and any documents incorporated by reference contain statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “could,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “projected,” “estimate” or similar expressions.

The forward-looking statements contained in this prospectus, any prospectus supplement, any related free writing prospectus and any documents incorporated by reference herein are based on assumptions that we have made in light of our management’s experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider this prospectus, any prospectus supplement, any related free writing prospectus and any documents incorporated by reference herein, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors include but are not limited to:

•	changes in our growth strategies;

•	changes in our future prospects, business development, results of operations and financial condition;

•	the anticipated costs and benefits of our acquisitions, and our ability to successfully integrate acquired companies, including Location Labs and other acquisitions;

•	our ability to remediate the material weaknesses and other deficiencies identified in our internal controls or IT systems;

•	our ability to comply with our credit agreements and restrictions imposed by our debt covenants;

•	changes in interest rates and their impact on our indebtedness;

•	changes to the online and computer threat environment and the endpoint security industry;

•	competition from local and international companies, new entrants in the market and changes to the competitive landscape;

•	the adoption of new, or changes to existing, laws and regulations;

•	changes in international or national tax regulations and related proposals;

•	the assumptions underlying the calculation of our key metrics, including the number of our active users, revenue per average active user, subscription revenue per subscriber and platform revenue per thousand searches;

•	potential effects of changes in the applicable search guidelines of our search partners;

•	the status of or changes to our relationships with our partners, including Yahoo!, Google and other third parties;

•	changes in our and our partners’ responses to privacy concerns;

•	our ability to successfully exit the third party search distribution business;

•	our plans to launch new products and online services and monetize our full user base;

•	the performance of our products, including AVG Zen;

•	our ability to attract and retain active and subscription users;

•	our ability to retain key personnel and attract new talent;

•	our ability to adequately protect our intellectual property;

•	our geographic expansion plans;

•	the outcome of ongoing or any future litigation or arbitration, including litigation or arbitration relating to intellectual property rights;

•	our legal and regulatory compliance efforts, including with respect to PCI compliance; and

•	worldwide economic conditions and their impact on demand for our products and services.

These and other factors are more fully addressed in the “Risk Factors” section and elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference herein. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus, any prospectus supplement, any related free writing prospectus and any documents incorporated by reference herein.

All information contained in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein is materially accurate and complete as of the date of this prospectus, any prospectus supplement and any related free writing prospectus or the documents incorporated by reference herein, as applicable. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus, any prospectus supplement, any related free writing prospectus, or any document incorporated by reference herein or elsewhere might not occur.

AVG TECHNOLOGIES N.V.

We provide software and online services that deliver peace of mind to users by simplifying, optimizing and securing their Internet experiences. We seek to protect devices, the data that is transmitted by and stored on those devices and therefore the people who ultimately use and rely on those devices. Our business model, based on delivering high-quality solutions in high volume and at no cost to our users, enables us to rapidly acquire new users. Through our large user community, we are able to better understand the needs of our users, become a trusted provider of peace-of-mind software solutions, and thereby intelligently monetize our user base through premium products and value-added online services. Our solutions, which today range from desktop, laptop and mobile software to dynamic secure Internet search solutions, can be accessed and utilized with minimal effort and limited technical know-how from the user. In choosing our solutions, which can be downloaded from the Internet, users become part of a trusted global community that benefits from network effects such as the mutual protection and support of a large user base. Our sales and marketing activities benefit from word-of-mouth recommendations from our large user network to create a viral marketing effect, which is amplified by the speed and ease of use of our products and allows us to gain new customers at a low acquisition cost. This strategy has allowed us to grow our user base to over 200 million active users as of August 5, 2015.

Our registered office address is at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands, with telephone number +31 20 522 6210. Our principal executive offices are located at that address. Our principal website address is www.avg.com. The information contained in our website or that can be accessed through our website neither constitutes a part of this prospectus or any prospectus supplement nor is incorporated by reference herein or therein.

THE OFFERING

The following is a brief summary of certain terms of the offering.

Ordinary shares offered	Up to 7,109,992 of our ordinary shares may be offered from time to time by the selling shareholders.

Use of proceeds	We are not offering any ordinary shares and will not receive any proceeds from the sale of the ordinary shares covered by this prospectus.

Listing	Our ordinary shares are listed on the NYSE under the symbol “AVG.”

Transfer agent and registrar	American Stock Transfer & Trust Company, LLC.

Risk factors	Investing in our ordinary shares involves risks. See “Risk Factors” on page 2 of this prospectus and beginning on page 7 of our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference herein, to read about factors you should consider before investing in our ordinary shares.

For additional information regarding our ordinary shares, see “Description of Share Capital” in this prospectus.

RISK FACTORS

An investment in our ordinary shares involves risks. Before deciding whether to purchase our ordinary shares, you should consider the risks discussed in this prospectus, including the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements,” and those set forth under the heading “Key Information—Risk Factors” beginning on page 7 of our Annual Report on Form 20-F for the year ended December 31, 2014 that we have incorporated by reference in this prospectus. See “Incorporation by Reference of Certain Documents.” Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. These risks could materially affect our business, results of operations or financial condition and cause the value of our ordinary shares to decline. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

All of the ordinary shares offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their own account. We will not receive any of the proceeds from these sales.

The selling shareholders will pay any broker or dealer discounts and commissions and any similar selling expenses. We will pay the costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus.

PRICE RANGE OF ORDINARY SHARES

The following table sets forth the high and low sales prices of our ordinary shares for the periods shown below:

Period	High	Low
Yearly information
2014	$21.35	$15.19
2013	$26.56	$12.10
2012	$16.39	$9.42
2011	N/A	N/A
2010	N/A	N/A
Quarterly information
3rd quarter 2015, through July 31, 2015	$29.15	$26.43
2nd quarter 2015	$29.09	$20.67
1st quarter 2015	$22.90	$19.09
4th quarter 2014	$20.69	$16.00
3rd quarter 2014	$20.41	$16.10
2nd quarter 2014	$21.15	$17.77
1st quarter 2014	$21.35	$15.19
4th quarter 2013	$25.50	$15.89
3rd quarter 2013	$26.56	$19.09
2nd quarter 2013	$19.96	$12.51
1st quarter 2013	$16.35	$12.10
Monthly information
June 2015	$29.09	$24.55
May 2015	$25.37	$22.84
April 2015	$24.59	$20.67
March 2015	$22.90	$21.12
February 2015	$22.68	$19.35
January 2015	$20.21	$19.09

On August 5, 2015, the closing price per share of our ordinary shares on the New York Stock Exchange, or NYSE, was $28.13. As of August 4, 2015, there were approximately nine holders of record of our ordinary shares including AVG Technologies N.V., which held 2,530,074 ordinary shares as treasury shares. The foregoing table shows only historical comparisons.

DIVIDEND POLICY

Under our articles of association, our Management Board determines, subject to the approval of our Supervisory Board, what portion of our profits will be reserved. Any profits remaining will be put at the disposal of a general meeting of shareholders. Our Management Board, with the approval of the Supervisory Board, is required to make a proposal for that purpose, which is then dealt with as a separate agenda item at the General Meeting of Shareholders. Our Management Board is permitted, subject to certain requirements and subject to approval of our Supervisory Board, to declare interim dividends without the approval of a General Meeting of Shareholders.

Our Management Board may, subject to the approval of our Supervisory Board, resolve to make distributions on the ordinary shares not in cash, but in ordinary shares, or resolve that shareholders shall have the option to receive a distribution in cash and/or in ordinary shares, provided that our Management Board is designated by a General Meeting of Shareholders as the competent corporate body to resolve to issue ordinary shares. The Management Board has been so designated.

We may make distributions to shareholders only to the extent that the Company’s equity exceeds the amount of the paid-in and called-up part of the issued share capital, increased by the reserves we are required to maintain pursuant to our articles of association or the provisions of applicable law and to the extent that the Company has no debt covenant restrictions. Any distribution of profits will be made after the adoption of the annual accounts showing that such distribution of profits is permitted. Dividend payments are subject to withholding tax in the Netherlands.

We currently intend to retain future earnings, if any, to finance the growth and development of our business and to provide additional liquidity. As a result, we currently have no intention to pay dividends and do not expect to make distributions or dividends in respect of the year ending December 31, 2015.

In addition, our credit facility restricts the payment of dividends to holders of our ordinary shares.

CAPITALIZATION AND INDEBTEDNESS

AVG produces regular quarterly reports, which are submitted to the SEC under Form 6-K. These reports are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. SEC regulations require certain additional disclosures to be included in registration statements relating to offerings of securities. Certain of this additional disclosure follows herein, and should be read in conjunction with AVG’s annual report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 10, 2015.

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015. There will be no impact as a result of any sale of any ordinary shares offered by the selling shareholders.

You should read this table together with the sections of this prospectus titled “Use of Proceeds,” and with our consolidated financial statements and related notes beginning on page F-1 in our Form 20-F for the year ended December 31, 2014 and our unaudited condensed consolidated financial statements for the fiscal quarter ended and June 30, 2015, both of which are incorporated by reference in this prospectus.

As of June 30, 2015
(unaudited)
(in thousands)	Actual
Cash and cash equivalents	$117,188

Total debt, including current portion (1)	224,151

Shareholders’ equity:
Ordinary shares	727
Distributions in excess of capital	(118,369)
Treasury Shares	(49,340)
Accumulated other comprehensive loss	(14,597)
Retained earnings	252,060

Total shareholders’ equity	70,481

Total capitalization (total debt and equity)	$294,632

(1)	Total debt as of June 30, 2015 consists of $178,397 of secured indebtedness and $46,528 of unsecured indebtedness.

SELLING SHAREHOLDERS

We are parties to a registration rights agreement with the selling shareholders. Pursuant to the registration rights agreement, we agreed to file a registration statement of which this prospectus is a part with the SEC to register the resale of the ordinary shares sold to the selling shareholders in a private placement. The selling shareholders are affiliates of TA Associates, L.P., and beneficially own 7,109,992 ordinary shares, or approximately 12.98% of the ordinary shares outstanding as of August 1, 2015.

Jonathan W. Meeks, who is a member of our Supervisory Board, is a managing director at TA Associates, L.P., which has ultimate voting and investment power over the shares held by the selling shareholders. Mr. Meeks may be deemed to be a beneficial owner of shares held by entities affiliated with TA Associates, L.P. Mr. Meeks disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.

All of our ordinary shares being offered under this prospectus may be sold by the selling shareholders named below. However, the registration of these shares does not necessarily mean the selling shareholders will subsequently offer or sell any of their shares under this prospectus or otherwise.

Except as set forth above, the selling shareholders have not had a material relationship with us or any of our affiliates within the past three years, and the selling shareholders have not held any position or office with us or any of our affiliates during such period.

The following table sets forth, to the best of our knowledge, based on information supplied to us by the selling shareholders, certain information regarding the selling shareholders’ beneficial ownership of our ordinary shares as of August 1, 2015. The selling shareholders may sell, transfer or otherwise dispose of all or a portion of our ordinary shares after the date of this prospectus in a transaction that is not subject to this prospectus.

	Shares Owned Prior to the Offering		Number of Shares that May Be Offered Hereby	Shares Owned After the Offering
Name of Selling Shareholder(1)	Number	Percent of Class		Number	Percent of Class
TA X L.P. (2)	4,570,854	8.35%	4,570,854	0	*
TA Atlantic and Pacific VI L.P. (2)	2,285,463	4.17%	2,285,463	0	*
TA Strategic Partners Fund II L.P. (2)	112,896	*	112,896	0	*
TA Strategic Partners Fund II-A L.P. (2)	3,731	*	3,731	0	*
TA Investors III L.P. (2)(3)	137,048	*	137,048	0	*

(1)	The business address of the selling shareholders is 200 Clarendon Street, 56th Floor, Boston, MA 02116.
(2)	This shareholder is affiliated with TA Associates, L.P. Mr. Meeks, one of our directors and a partner of TA Investors III, L.P. disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest therein.
(3)	Mr. Meeks is a Managing Director of TA Associates. L.P. and may be considered to have beneficial ownership of TA Associates, L.P.’s interest in us. Mr. Meeks disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
*	Denotes beneficial ownership of less than one percent.

DESCRIPTION OF SHARE CAPITAL

General

We are registered with the Trade Register of the Chamber of Commerce of Amsterdam under number 52197204 and have our official seat in Amsterdam, the Netherlands. Our registered office address is at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands, with telephone number +31 (0)20 522 6210. We can be contacted through our website, which is www.avg.com. The contents of our website are expressly not incorporated by reference into this prospectus.

Set out below is a summary of certain relevant information concerning our share capital and certain significant provisions of Dutch corporate law. Also below is a summary of certain provisions of the articles of association.

This summary does not purport to give a complete overview of, and should be read in conjunction with, the articles of association and relevant provisions of Dutch law. This summary also does not constitute legal advice regarding these matters and should not be considered as such.

Share Capital

Share Conversion

Our authorized capital is comprised of 240,000,000 shares with a nominal value of €0.01 per share and is divided into 120,000,000 preferred shares and 120,000,000 ordinary shares. As of June 30, 2015, the number of outstanding ordinary shares were 52,233,077, and we had no outstanding preferred shares.

The legislation under which the ordinary shares have been issued and under which we were formed and now operate is Book 2 of the Dutch Civil Code.

Reconciliation of the number of ordinary shares issued on January 1, 2015 and on June 30, 2015

Number of ordinary shares as of January 1, 2015	54,763,151
Issuance of ordinary shares during 2015	0
Number of ordinary shares as of June 30, 2015	54,763,151

Form and transfer of shares

Our ordinary shares were issued in registered form only and are not certificated. Ordinary shares must be fully paid upon issue. American Stock Transfer & Trust Company, LLC is the transfer agent, registrar and paying agent for our ordinary shares.

Corporate Objects

Pursuant to Article 3 of the articles of association, our corporate objects are:

•	to incorporate, to participate in any way whatsoever in, to manage and to supervise businesses and companies;

•	to finance businesses and companies;

•	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

•	to render advice and services to businesses and companies with which we form a group and to third parties;

•	to grant guarantees, to bind us and to pledge our assets for obligations of businesses and companies with which we form a group and on behalf of third parties;

•	to acquire, alienate, manage and exploit registered property and items of property in general;

•	to trade in currencies, securities and items of property in general;

•	to develop and trade in patents, trademarks, licenses, know-how, copyrights, database rights and other intellectual property rights;

•	to perform any and all activities of an industrial, financial or commercial nature; and

•	to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Issuance of New Ordinary Shares and Preemptive Rights

At the proposal of our Management Board, with approval by our Supervisory Board, the general meeting of shareholders may resolve to issue ordinary shares, unless another corporate body of the Company has been designated by the general meeting of shareholders with the authority to issue ordinary shares. Upon the issuance of such shares, the full nominal amount of each share should be paid as well as any obligated share premium. The general meeting of shareholders may also, on the proposal of our Management Board approved by our Supervisory Board, designate another corporate body of the Company as the competent corporate body to resolve to issue ordinary shares. Pursuant to Article 6.2 of the articles of association, this designation may be granted to such corporate body for a period of not more than five years. Our Management Board has been designated to issue ordinary shares, and a resolution of our Management Board to issue ordinary shares requires approval of our Supervisory Board. The designation may be extended from time to time by the general meeting of shareholders, for a period not exceeding five years. A designation of a corporate body of the Company as the competent body to issue ordinary shares can only be withdrawn at the proposal of our Management Board which has been approved by our Supervisory Board, unless provided otherwise in the resolution to make the designation.

Each holder of our ordinary shares will in principle have preemptive rights in respect of all ordinary share issuances or grants of the right to subscribe for ordinary shares, in proportion to the aggregate nominal value of the ordinary shares held by such holder. Shareholders, however, have no preemptive right in respect of the issuance of ordinary shares, or the grant of the right to subscribe for ordinary shares, which are issued or granted for a consideration other than cash, which are issued or granted to employees of the Company or of a group company of the Company, or in respect of the issuance of ordinary shares to any person who exercises a previously existing right to subscribe for ordinary shares.

At the proposal of our Management Board, with approval by our Supervisory Board, the general meeting of shareholders may resolve to restrict or exclude the preemptive rights, which resolution requires a majority of not less than two thirds of the votes cast, if less than one half of our issued share capital is represented at the meeting. The general meeting of shareholders may also designate another corporate body of the Company, at the proposal of our Management Board, with approval by our Supervisory Board, to resolve to restrict or exclude the preemptive rights. Currently, our Management Board has been so designated as the competent body to limit or exclude pre-emptive rights of existing shareholders in respect of an issue of ordinary shares and a grant of rights to subscribe for ordinary shares for a term of 18 months as from June 11, 2015.

Acquisition of Ordinary Shares in Our Capital

We may acquire fully paid ordinary shares in our own capital at any time for no valuable consideration, provided the relevant shareholder agrees. Furthermore, subject to certain provisions of Dutch law and the articles of association as described below, we may repurchase fully paid ordinary shares in our own capital if (i) such repurchase would not cause the Company’s equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to applicable law and (ii) we would not as a result of such repurchase hold more than 50% of our own issued share capital.

Other than ordinary shares acquired for no valuable consideration, ordinary shares may only be acquired following a resolution of our Management Board, acting pursuant to a general authorization for the repurchase of ordinary shares granted by the general meeting of shareholders. A general authorization by the general meeting of shareholders for the repurchase of ordinary shares is valid for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these ordinary shares may be acquired and the price range within which the ordinary shares may be acquired. No authorization of the general meeting of shareholders is required if ordinary shares are acquired by us with the intention of transferring ordinary shares to one or more of our employees of the Company or of any of its subsidiaries, provided these ordinary shares are quoted on a price list of a stock exchange.

Any ordinary shares we hold in our own capital may not be voted.

Reduction of Share Capital

At the proposal of our Management Board, with the approval of our Supervisory Board, the general meeting of shareholders may, subject to Dutch law and our articles of association, resolve to reduce our issued ordinary share capital by (i) cancellation of ordinary shares or (ii) reduction of the nominal value of ordinary shares by amendment of our articles of association. A resolution of our general meeting of shareholders to reduce the issued share capital must designate the ordinary shares to which the resolution applies and must contain provisions for the implementation of such resolution. A resolution to cancel ordinary shares in our capital may only be adopted in relation to ordinary shares (or depository receipts thereof) we hold. A partial repayment of capital must be made pro rata, in respect of all outstanding ordinary shares. A resolution of our general meeting of shareholders to reduce our issued share capital requires a majority of at least two thirds of the votes validly cast at a meeting at which less than half of our issued and outstanding share capital is present or represented.

Preference Shares

Our articles of association authorize a special class of preference shares. Under Dutch law and practice, the ability to issue preference shares is a common form of anti-takeover defense. An option can be granted to a Dutch foundation, with a majority of independent board members, allowing the foundation to acquire up to a number of preference shares that carry the same aggregate vote as all the company’s issued and outstanding shares from time to time minus one. Such a foundation is typically established with the stated purpose of safeguarding the interests of the company and all of its stakeholders by resisting to the best of its ability influences that might conflict with those interests by affecting the company’s continuity, independence or identity. The preference shares issued to such foundation, if any, are typically repurchased or redeemed by the company once the hostile threat has passed.

We have not established such a foundation nor granted such an option. We may in the future decide to do so, and our Management Board, subject to the approval of our Supervisory Board, would be able to do so without further action from our shareholders. We believe that the ability of our Management Board and Supervisory Board to grant such an option or otherwise issue preference shares from time to time could prevent, or at least delay, an attempt by a potential bidder to make a hostile takeover bid or other hostile situations and may help us in evaluating our position in relation to a hostile situation and to seek alternatives.

In the event of issuance of preference shares, a general meeting of shareholders would be convened, to be held no later than twelve months after the date on which the preference shares were issued for the first time. The agenda for that general meeting of shareholders would include a proposal relating to the repurchase or cancellation of the preference shares. If the resolution to be adopted in respect of this item on the agenda does not result in the repurchase or cancellation of the preference shares, a general meeting of shareholders must be convened and held, in each case within twelve months of the previous meeting.

The agenda of these meetings shall include a proposal relating to the repurchase or cancellation of the preference shares, until such time as no more preference shares remain issued.

On January 12, 2012, our shareholders adopted a resolution irrevocably authorizing our Management Board, acting with the approval of our Supervisory Board, for a period of five years, to issue preference shares and grant rights to subscribe for preference shares up to our authorized share capital from time to time. This authority may be renewed by a resolution of the general meeting of shareholders for a subsequent period of up to five years.

Annual Accounts

In order to comply with our articles of association, within four months after the end of the financial year, our Management Board will prepare consolidated financial statements in accordance with international financial reporting standards as adopted by the European Union and will make them available free of charge for inspection by the shareholders at our offices and shall put them on our website. The annual accounts must be accompanied by an auditor’s report, the annual report, the report of our Supervisory Board and certain other information required under Dutch law. The annual accounts shall be signed by the members of our Management Board and Supervisory Board. The language of the annual accounts and the annual report will be English.

The annual accounts, auditor’s report, annual report and other information required under Dutch law must be made available to shareholders for review from the date of the notice convening the annual general meeting of shareholders. The annual accounts are submitted for adoption to the general meeting of shareholders.

Dividends and Other Distributions

We may make distributions to shareholders only to the extent that the Company’s equity exceeds the amount of the paid-in and called-up part of the issued share capital, increased by the reserves that we are required to maintain pursuant to the provisions of Dutch law or our articles of association. Any distribution of profits will be made after the adoption of the annual accounts showing that such distribution of profits is permitted.

Our preference shares, if issued, would be entitled to receive annual preferential dividends of €1,000 in aggregate if the preference shares are fully paid up at the expense of our reserves or, in other cases, of a percentage equal to the average one-month EURIBOR, weighted to reflect the number of days for which the payment is made, plus a premium to be determined by our Management Board, subject to the approval of our Supervisory Board, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions. Distributions on our preference shares are calculated over the paid-up part of their nominal value.

Under our articles of association, our Management Board determines, subject to the approval of our Supervisory Board, what portion of our profits will be reserved. Any profits remaining after payment of the preferred dividend on our preference shares, if issued, and reservation of profits will be put at the disposal of the general meeting of shareholders. Our Management Board, with the approval of the Supervisory Board, is required to make a proposal for that purpose, which is then dealt with as a separate agenda item at the general meeting of shareholders. Our Management Board is permitted, subject to certain requirements and subject to approval of our Supervisory Board, to declare interim dividends without the approval of the general meeting of shareholders.

Our Management Board may, subject to the approval of our Supervisory Board, resolve to make distributions on the ordinary shares not in cash, but in ordinary shares, or resolve that holders of ordinary shares shall have the option to receive a distribution in cash and/or in ordinary shares, provided that our Management Board is designated by the general meeting of shareholders as the competent corporate body to resolve to issue ordinary shares.

Dividends not claimed by shareholders within five years of the date they are payable are forfeited and will be retained by us. Under Dutch law and the articles of association there is no restriction on the ability of the Company to pay dividends to non-Dutch shareholders and there are no special procedures applicable to the payment of dividends to non-Dutch shareholders.

We do not plan to pay any dividends for the foreseeable future. See “Dividend Policy.”

General Meetings of Shareholders and Voting Rights

The annual general meeting of shareholders must be held not later than June 30th of each year. At the annual general meeting of shareholders our shareholders will be able to, among other matters, discuss the annual report of our Management Board with respect to the general state of affairs of the Company, discuss the implementation of the remuneration policy, adopt our annual accounts, vote whether to grant discharge to members of our Management Board and to members of our Supervisory Board and appoint members to fill any vacancies on either our Management Board or our Supervisory Board.

General meetings of shareholders are convened by our Management Board or our Supervisory Board. In addition, pursuant to Article 2:110 of the Dutch Civil Code, one or more shareholders, who jointly represent at least 10% of the issued share capital or such lesser amount as is provided by the articles of association may, on application, be authorized by the court in interlocutory proceedings of the district court to convene a general meeting of shareholders.

Notice of a general meeting of shareholders will be given in accordance with the requirements of law and the requirements of the NYSE. The notice of a general meeting of shareholders shall include the location and the time of the meeting, the items on the agenda and the requirements for admittance to the general meeting of shareholders.

Our Management Board, acting with the approval of our Supervisory Board, determines the items on the agenda for our general meeting of shareholders. In addition, shareholders representing solely or jointly at least the threshold described by law (3% of our issued and outstanding shares) may submit proposals for inclusion on the agenda of any general meeting of shareholders. Provided we receive such proposals in writing at least 60 days before the date of the general meeting of shareholders, we must include such proposals on the agenda for such general meeting of shareholders.

For each general meeting of shareholders, a record date will be applied with respect to ordinary shares in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Each of the ordinary shares is entitled to one vote. Our shareholders will be able to exercise their voting rights in accordance with Dutch law and the articles of association. Shareholders may vote by proxy. We may not exercise voting rights with respect to any ordinary shares held by us. Our Management Board is authorized to determine that the rights in respect of a general meeting of shareholders can be exercised by using an electronic means of communication.

There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by Dutch law or our articles of association.

Decisions of the general meeting of shareholders are taken by an absolute majority of valid votes cast, except where the laws of the Netherlands or the articles of association provide otherwise.

Admission to the General Meeting of Shareholders

Each shareholder, and each usufructuary and pledgee to whom the right to vote on the ordinary shares accrues, shall be authorized, either in person or represented by a representative authorized in writing, to take part in, to speak at and, to the extent applicable, to exercise such shareholder’s voting rights in the general meeting of shareholders. Our Management Board is authorized to determine that these rights in respect of a general meeting of shareholders can be exercised by using an electronic means of communication.

Members of our Management Board and Supervisory Board have the right to attend a general meeting of shareholders in person and to address the meeting. In these general meetings of shareholders, they will have the right to give advice in the meeting. Our external auditor is also authorized to attend and address the general meeting of shareholders.

The chairman of the general meeting of shareholders will decide upon the admittance to the meeting of other persons.

Amendment of the Articles of Association

A resolution to amend the articles of association may only be taken by the general meeting of shareholders pursuant to a proposal of our Management Board that has been approved by our Supervisory Board. We will discuss the contents of such proposal to amend the articles of association with the NYSE before presenting it to the general meeting of shareholders.

Dissolution and Liquidation

Upon our dissolution or liquidation, the balance of our assets after payment of all debts and the costs of the liquidation will be paid first, to the extent possible, to the holders of the preference shares outstanding (if issued), consisting of the amount due on the preference shares, increased by a percentage equal to the average one-month EURIBOR, weighted to reflect the number of days for which the payment is made, plus a premium to be determined by our Management Board, subject to the approval of our Supervisory Board, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions, calculated over each year or part of a year of the period commencing on the first day following the period over which the last distribution on the preference shares was paid and ending on the day of the payment on the preference shares. The previous sentence does not apply if the preference shares outstanding were issued and paid at the expense of our reserves. The balance remaining thereafter will be distributed to the holders of ordinary shares. All distributions on ordinary shares will be made in proportion to the number of ordinary shares held by each shareholder.

We may only be dissolved pursuant to a resolution of the general meeting of shareholders, if a proposal thereto is made by our Management Board, which proposal is subject to the approval of our Supervisory Board.

Corporate Governance

Dutch Corporate Governance

The Dutch Corporate Governance Code, or DCGC, was released in 2003, amended in 2009 and can be found on www.commissiecorporategovernance.nl. The DCGC contains both principles and best practice provisions for management boards, supervisory boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including the NYSE. Annually, we disclose in our Dutch annual report for the financial year concerned the extent to which we apply the provisions of the DCGC and any deviations therefrom. The most substantial deviations from the DCGC are summarized below.

Remuneration

•	Our Supervisory Board is authorized to grant options and restricted stock units to the members of our Management Board that do not have predetermined performance criteria and which are exercisable within three years from the year the options were granted. The number of options and restricted stock units to acquire ordinary shares which may be granted to the Management Board is not dependent on the achievement of targets specified beforehand. Under the Option Plan, options may be granted for an exercise price of 90% of the fair market value (deviations from: best practice provisions II.2.4, II.2.5 and II.2.6).

•	The members of our Management Board may receive more than one year’s salary in the event of involuntary removal (deviation from: best practice provision II.2.8).

•	We have granted and intend to grant options and restricted stock units in the future to members of our Supervisory Board (deviation from: best practice provision III.7.1).

Board nominations and shareholder voting

•	Pursuant to our articles of association, the Supervisory Board will nominate one or more candidates for each vacant seat on the Management Board or the Supervisory Board. A resolution of our general meeting of shareholders to appoint a member of the Management Board or the Supervisory Board other than pursuant to a nomination by our Supervisory Board requires at least two-thirds of the votes cast representing more than half of our issued share capital (deviation from: best practice provision IV.1.1).

External auditor

•	To comply with NYSE regulations, our Audit Committee is directly responsible for approving the compensation of our external auditor, instructing the external auditor to provide non-audit services and recommending the appointment of the external auditor to a General Meeting of Shareholders (deviation from: best practice principle V.2).

NYSE Corporate Governance Rules

The following is the only significant way in which our corporate governance practices differ from those followed by domestic companies within 90 days of listing on the NYSE under the listing standards of the NYSE:

Equity Compensation Plans—Under Section 303A.08 of the NYSE Listed Company Manual, shareholders must be given the opportunity to vote on all equity-compensation plans and material revisions thereto, with certain limited exemptions as described in the rule. Our shareholders have delegated the power to approve equity plans and material revisions thereto to our Supervisory Board, which is permitted under Dutch law.

Squeeze-out proceedings

Under Dutch law, a shareholder who owns shares representing at least 95% of the nominal value of a company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber (Ondernemingskamer), which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Market abuse

The Dutch Financial Supervision Act (Wet op het financieel toezicht) provides for specific rules intended to prevent market abuse, such as the prohibitions on insider trading, insider tipping and market manipulation. We are subject to the Dutch insider trading prohibition (in particular, if we trade in our own shares or in financial instruments, the value of which is (co)determined by the value of our shares), the Dutch prohibition on insider tipping and the Dutch prohibition on market manipulation. The Dutch prohibition on market manipulation means that certain restrictions apply to our ability to buy back our shares. Our investors may also be subject to the Dutch market abuse rules.

Pursuant to the Dutch Financial Supervision Act rules on market abuse, members of our Management Board and Supervisory Board and any other person who has managerial or comanagerial responsibilities within the Company and in that capacity is authorized to make decisions affecting our future developments and business prospects and who has regular access to inside information relating, directly or indirectly, to the Company, must give written notice to the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten or AFM), by means of a standard form, of any transactions conducted or carried out for their own account relating to our shares or in financial instruments, the value of which is (in part) determined by the value of our shares.

Also, certain persons who are closely associated with members of our Management Board or Supervisory Board or any of the other persons described above are required to notify the AFM of the existence of any transactions conducted for their own account relating to the shares or in financial instruments, the value of which is (in part) determined by the value of the shares. Persons who are closely associated with another person are: (i) the spouse of such other person or any partner considered by national law as equivalent to the spouse of such other person, (ii) dependent children of such other person, (iii) other relatives who have shared such person’s household for at least one year at the relevant transaction date and (iv) any legal person, trust or partnership whose managerial responsibilities (among other things) are discharged by a person referred to under (i), (ii) or (iii) above.

The AFM must be notified within five days following the relevant transaction date. Under certain circumstances, notification may be postponed until the date the value of the transactions carried out on a person’s own account, together with the transactions carried out by the persons associated with that person, amounts to €5,000 or more per calendar year in question. Non-compliance with the notification obligations under the Dutch Financial Supervision Act could lead to criminal fines, administrative fines and cease-and-desist orders (and the publication thereof), imprisonment or other sanctions.

The AFM keeps a public registry of and publishes all notifications made pursuant to Dutch Financial Supervision Act.

Comparison of Dutch Corporate Law and U.S. Corporate Law

The following comparison between Dutch corporate law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code and the DCGC (see “—Corporate Governance” above) and Delaware corporation law, including the Delaware General Corporation Law.

Corporate governance

Duties of directors

The Netherlands. In the Netherlands, a listed company typically has a two-tier board structure with a management board comprised of the executive directors and a supervisory board comprised of the non-executive directors or a one-tier board structure, comprising of executive and non-executive directors. We have a two-tier board structure consisting of our Management Board (raad van bestuur) and a separate Supervisory Board (raad van commissarissen).

Under Dutch law, the management board is responsible for the management and the strategy, policy and operations of the company. The supervisory board is responsible for supervising the conduct of and providing advice to the management board and for supervising the business generally. Furthermore, each member of the management board and the supervisory board has a duty to act in the corporate interest of the company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied. Any resolution of the management board regarding a significant change in the identity or character of the company requires shareholders’ approval.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Director terms

The Netherlands. Under Dutch law, management board members of a listed company are generally appointed for an individual term of a maximum of four years. There is no limit in the number of consecutive terms management board members may serve. Under our articles of association, members of our Management Board will retire no later than the day on which the annual general meeting of shareholders is held, in the fourth calendar year after the year in which such member was appointed. Such Management Board member is then immediately available for reappointment. Despite being elected for a specified term, a Management Board member may be suspended or removed at any time by the general meeting of shareholders. Our articles of association provide that a resolution to this effect other than pursuant to a proposal by our Supervisory Board requires at least a two-thirds majority of the votes cast representing more than half of our issued share capital. Our Supervisory Board may also suspend Management Board members. A suspension by our Supervisory Board may at all times be discontinued by the general meeting of shareholders.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit in the number of terms a director may serve.

Director vacancies

The Netherlands. Under Dutch law, new members of the management board and the supervisory board are appointed by the general meeting of shareholders. Under our articles of association, the members of our Management Board and Supervisory Board are appointed by the general meeting of shareholders upon nomination by our Supervisory Board. TA Sàrl has a pre-nomination right to pre-nominate one or more candidates for one seat on our Supervisory Board. If the nomination consists of a list of two or more candidates, this list is binding and the vacant seat must be filled by election of a person from the binding list of candidates. However, the general meeting of shareholders may, by a resolution passed with a majority of the votes cast representing more than one-third of our issued share capital, resolve that such list is not binding. A resolution of the general meeting of shareholders to appoint a Management Board member other than pursuant to a nomination by the Supervisory Board requires a two-third majority of the votes cast representing more than one-half of our issued share capital.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest transactions

The Netherlands. Dutch law and the DCGC contain a number of best practice provisions as to conflicts of interest. Our Management Board and Supervisory Board by-laws provide that a Management Board member or Supervisory Board member shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he has a conflict of interest with the Company. Our articles of association provide that in the event that we have a conflict of interest with a member of our Management Board, our Supervisory Board may appoint a member of our Management Board or Supervisory Board to represent the Company.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Proxy voting by directors

The Netherlands. An absent member of the management board may issue a proxy for a specific management board meeting but only to another management board member in writing. An absent member of the supervisory board may issue a proxy for a specific supervisory board meeting but only to another supervisory board member in writing.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder rights

Voting rights

The Netherlands. Under Dutch law, the voting rights of shares are based on their nominal value. All shareholder resolutions are taken by an absolute majority of the nominal value of votes cast, unless the articles of association or Dutch law prescribe otherwise. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting.

For each general meeting of shareholders, a record date will be applied with respect to ordinary shares in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders, which date is the 28th day before the day of the meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder proposals

The Netherlands. Pursuant to our articles of association, extraordinary general meetings of shareholders will be held whenever our Supervisory Board or Management Board deems such to be necessary. Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital may request the Dutch courts to order that a general meeting of shareholders be held.

The notice for a general meeting of shareholders must contain the subjects to be dealt with, venue and time of the meeting, the requirements for admittance to the meeting, the address of our website and such other information as may be required by law. Also, if one or more shareholders representing at least 3% of the nominal value of our issued share capital request to have an item placed on the agenda, such request will generally be honored, provided it is accompanied by an explanation in writing and received by us at least 60 days before the date of the meeting.

Delaware. Delaware law does not specifically grant shareholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by written consent

The Netherlands. Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that, among other things, the resolution is adopted unanimously by all shareholders that are entitled to vote. For a listed company, this method of adopting resolutions is not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.

Appraisal rights

The Netherlands. Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder suits

The Netherlands. In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does, however, provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of shares

The Netherlands. Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. We may acquire fully paid ordinary shares in our own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and the articles of association as described below, we may repurchase fully paid ordinary shares in our own capital if (i) such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to applicable law and (ii) we would not as a result of such repurchase hold more than 50% of our own issued share capital.

Other than ordinary shares acquired for no valuable consideration, ordinary shares may only be acquired following a resolution of our Management Board, acting pursuant to a general authorization for the repurchase of ordinary shares granted by the general meeting of shareholders. A general authorization by the general meeting of shareholders for the repurchase of ordinary shares is valid for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these ordinary shares may be acquired and the price range within which the ordinary shares may be acquired. Our Management Board has been authorized, acting with the approval of our Supervisory Board, for a period of 18 months as of June 11, 2015 to cause the repurchase by us of up to 10% of our issued share capital, for a price per share between the nominal value of the ordinary share and an amount of 110% of the highest price off the ordinary share on any stock exchange where the ordinary shares are listed on any 30 banking days preceding the date the repurchase is effected or proposed.

No authorization of the general meeting of shareholders is required if ordinary shares are acquired by us with the intention of transferring ordinary shares to one or more of our employees, provided these ordinary shares are quoted on a price list of a stock exchange.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover provisions

The Netherlands. Neither Dutch law nor our articles of association specifically prevent business combinations with interested shareholders. Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including:

•	the staggered four-year terms of our supervisory members, as a result of which only approximately one-fourth of our Management Board and Supervisory Board members will be subject to election in any one year;

•	a provision that our Management Board and Supervisory Board members may only be removed at the general meeting of shareholders by a two-thirds majority of votes cast representing more than 50% of our outstanding share capital if such removal is not proposed by our Supervisory Board;

•	the authorization of a class of preference shares that may be issued by our Management Board, subject to the approval of our Supervisory Board, in such a manner as to dilute the interest of any potential acquirer (see “—Preference Shares” above);

•	requirements that certain matters, including an amendment of our articles of association, may only be brought to our shareholders for a vote upon a proposal by our Management Board that has been approved by our Supervisory Board; and

•	minimum shareholding thresholds, based on nominal value, for shareholders to call general meetings of our shareholders or to add items to the agenda for those meetings.

In the event of a hostile takeover bid, in general our Management Board and Supervisory Board reserve the right to use all powers available to them in the interest of our Company and its stakeholders.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested shareholders and shares owned by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the by-laws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of books and records

The Netherlands. The Management Board and the Supervisory Board provide the general meeting of shareholders in good time with all information that it requires for the exercise of its powers, but not to individual shareholders unless a significant interest of the company dictates otherwise.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of directors

The Netherlands. Under Dutch law, the general meeting of shareholders has the authority to suspend or remove members of the supervisory board at any time with or without cause. Our articles of association provide that a resolution to this effect, other than pursuant to a proposal by the supervisory board, requires a two-thirds majority of the votes cast representing more than half of our issued share capital.

Delaware. Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Preemptive rights

The Netherlands. Under Dutch law, in the event of an issuance of ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (with the exception of ordinary shares to be issued to employees or ordinary shares issued against a contribution other than in cash). Under our articles of association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the general meeting of shareholders. However, with respect to an issue of shares pursuant to a resolution of another body of the Company, the preemptive rights can be restricted or excluded pursuant to a resolution of such other body if and insofar as it is designated competent to do so by the general meeting of shareholders for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate another body of the Company as competent to do so can only be adopted at the proposal of the Management Board which has been approved by the Supervisory Board. If a proposal is made to the general meeting of shareholders to restrict or exclude the preemptive rights, the reason for such proposal and the choice of the intended issue price must be set forth in the proposal in writing. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive rights or to designate another body of the Company as competent to do so requires a majority of not less than two thirds of the votes cast, if less than one half of the Company’s issued share capital is represented at the meeting.

Delaware. Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

The Netherlands. Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from our financial statements. Under Dutch law, the articles of association may prescribe that the management board decide what portion of the profits are to be held as reserves. Pursuant to our articles of association, following payment of any preferential dividend on the preference shares (if issued), the Management Board, with the approval of the Supervisory Board, may decide that part of the profits realized during a financial year be set aside to increase and/or form reserves. Distributions from our distributable reserves are made pursuant to a resolution of the Management Board, with the approval of the Supervisory Board. Our policy on reserves and dividends is determined and can be amended by the Management Board, subject to the approval of the Supervisory Board. The adoption, and thereafter each amendment, of the policy on reserves and dividends is discussed and accounted for at the general meeting of shareholders under a separate agenda item.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

Shareholder vote on certain reorganizations

The Netherlands. Under Dutch law, the general meeting of shareholders must approve resolutions of the management board relating to a significant change in the identity or the character of the company, which includes:

•	a transfer of the business or virtually the entire business to a third party;

•	the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

•	the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

Under Dutch law, a shareholder who owns shares representing at least 95% of the nominal value of a company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber (Ondernemingskamer), which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Remuneration of directors

The Netherlands. Under Dutch law, the shareholders must adopt a remuneration policy for the management board members. Under our articles of association, the Supervisory Board makes a proposal on the remuneration policy which the general meeting of shareholders can then choose to adopt.

Delaware. Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law.

Registration Rights

We have entered into a registration rights agreement with an affiliate of the selling shareholders. So long as the selling shareholders hold in aggregate at least 10% of the registrable securities then outstanding, they are entitled to rights with respect to the registration of their ordinary shares under the Securities Act or (i) registration of its ordinary shares under the securities laws of the United Kingdom, the Netherlands, the Czech Republic or Poland and/or (ii) listing of those ordinary shares under the stock exchange rules of the London Stock Exchange, NYSE Euronext, the Prague Stock Exchange or the Warsaw Stock Exchange. Subject to certain limitations in the agreement, the selling shareholders may require such registration on two occasions, beginning 90 days following the effective date of any registration statement for our initial public offering.

Pursuant to the registration rights agreement described above, we are obligated to use our reasonable best efforts to qualify and register the selling shareholders’ securities on Form S-3 or Form F-3 under United States securities laws or any comparable short-form registration statement under the securities laws of the United Kingdom, the Netherlands, the Czech Republic or Poland. Subject to certain limitations, following our registration of securities on the Form F-3 of which this prospectus forms a part, we may additionally be required to register the securities of the selling shareholders, or their affiliates holding 10% or more of the registrable securities then outstanding, provided that the ordinary shares anticipated to be included in such offering will have an aggregate sale price (net of underwriting discounts and commissions) in excess of $1,000,000, provided, however, that we will not be required to register ordinary shares on request pursuant to this provision more than twice in any 12-month period.

If we register any of our ordinary shares either for our own account, for shareholders, or both, the holders of registrable securities will be entitled to include their shares in that registration, subject to the ability of the managing underwriter in that transaction to limit the number of ordinary shares in any offering made pursuant thereto.

We will bear the costs and underwriting expenses, subject to certain restrictions, associated with any registration pursuant to the registration rights agreement. All registration rights covered by the agreement will terminate on the fourth anniversary of our initial public offering.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference herein, and in our current reports on Form 6-K furnished under the Exchange Act, no reportable material changes have occurred since December 31, 2014.

As previously disclosed on our Form 6-K filed September 3, 2014, we entered into a definitive agreement to acquire privately-held WaveMarket, Inc., doing business as Location Labs (“Location Labs”), which operates mobile subscription services for family, safety and personal device management. This acquisition closed on October 15, 2014. Our unaudited pro forma combined statements of income and comprehensive income for the year ended December 31, 2014, as well as the unaudited condensed consolidated financial statements of Location Labs for the nine months ended September 30, 2014 and September 30, 2013 and the audited consolidated financial statements of Location Labs for the years ended December 31, 2013 and December 31, 2012, are incorporated herein by reference.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of the ordinary shares beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The ordinary shares may be sold on any stock exchange, market or trading facility on which the ordinary shares are traded, on any quotation service on which the ordinary shares are quoted, in the over-the-counter market or in private transactions. These sales may be at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices. These sales may be effected in transactions that involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling ordinary shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	public or privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplements hereto that provide for periodic sales of their securities on the basis of parameters described in their trading plans;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that the selling shareholders meet the criteria and conform to the requirements of those provisions.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their ordinary shares. Upon notification by the selling shareholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information. The selling shareholders will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of ordinary shares offered by the selling shareholders may act either as principals or agents, may use block trades to position and resell the ordinary shares and may be deemed “underwriters” under the Securities Act (and therefore any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act). We and the selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the ordinary shares if liabilities are imposed on that person under the Securities Act.

In connection with the sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may, subject to the transfer restrictions, offer and sell the ordinary shares from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer or donate the ordinary shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may, subject to the transfer restrictions, sell the ordinary shares from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending this list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay certain fees and expenses incident to the registration of the ordinary shares. See “Use of Proceeds”. We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to the registration statement and prospectus and any supplements or amendments thereof.

If the selling shareholders use this prospectus for any sale of the ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed with the selling shareholders to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the sale of all ordinary shares registered in the registration statement, of which this prospectus is a part. There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement.

The anti-manipulation rules of Regulation M under the Exchange Act may also apply to sales of our ordinary shares and activities of the selling shareholders. These rules may limit the timing of purchase and sales of the shares by the selling shareholders.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

LEGAL MATTERS

The validity of our ordinary shares offered hereby will be passed upon for us by Allen & Overy LLP, Amsterdam, the Netherlands, as to matters of Dutch law.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014 and December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Accountants N.V., Amsterdam, Netherlands, is a member of the Dutch Professional Organization of Accountants (NBA).

The consolidated financial statements of the Company for the year ended December 31, 2012 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of BDO Audit & Assurance B.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. BDO Audit & Assurance B.V. Amstelveen, Netherlands is a member of the Dutch Professional Organization of Accountants.

The audited historical consolidated financial statements of Location Labs incorporated in this prospectus by reference to exhibit 99.2 of AVG Technologies N.V.’s Current Report on Form 6-K dated August 6, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

AVG Technologies N.V. is incorporated under the laws of the Netherlands. A substantial portion of our business is conducted, and a substantial portion of our assets are located, in jurisdictions outside the United States. Many of the members of our Management Board and Supervisory Board and the experts named in this prospectus are residents of, and most of their assets are located in, jurisdictions outside the United States. As a result, it may be difficult for you to serve process on us or these persons within the United States or to enforce against us or these persons in courts in the United States, judgments of these courts predicated upon the civil liability provisions of U.S. securities laws. In addition, it is not clear whether a Dutch court would impose civil liability on us, members of our Management Board and Supervisory Board or any of the experts named in this prospectus in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As there is no treaty on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Netherlands, courts in the Netherlands will not automatically recognize and enforce a final judgment rendered by a U.S. court. In order to obtain a judgment enforceable in the Netherlands, claimants must litigate the relevant claim again before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally uphold and consider as conclusive evidence a final and conclusive judgment for the payment of money rendered by a U.S. court and not rendered by default, provided that the Dutch court finds that:

•	the jurisdiction of the U.S. court has been based on grounds that are internationally acceptable;

•	the final judgment results from proceedings compatible with Dutch concepts of due process;

•	the final judgment does not contravene public policy of the Netherlands; and

•	the final judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.

Shareholders may originate actions in the Netherlands based upon applicable Dutch laws.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. The following documents, which have been filed by us with the SEC are incorporated by reference in this prospectus:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 filed with the SEC on April 10, 2015;

(b)	Form 6-K filed on April 20, 2015, May 1, 2015, May 6, 2015, June 12, 2015 and August 6, 2015;

(c)	Exhibit 99.2 to the Form 6-K filed on April 29, 2015 and Exhibit 99.2 to the Form 6-K filed on August 5, 2015; and

(d)	The description of our Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35408), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on January 27, 2012, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our current reports furnished to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date of this prospectus and prior to the completion of the offerings of securities under this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

You may request a copy of these filings at no cost, by writing or telephoning the office of the Secretary at AVG Technologies, Gatwickstraat 9-39, 1043 GL Amsterdam, The Netherlands, +31 20 522 6210.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the ordinary shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are also subject to periodic reporting and other informational requirements of the Exchange Act. Accordingly, we are required to file reports, including annual reports on Form 20–F, and other information with the SEC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$23,149.59
Accounting fees and expenses	375,150.00
Legal fees and expenses	150,000.00
Transfer Agent fees and expenses	0
Miscellaneous expenses	15,000.00

Total	$563,299.59

Item 15.	Indemnification of Directors and Officers

Members of our Management Board and Supervisory Board have the benefit of indemnification provisions in the articles of association. These provisions give members of our Management Board and Supervisory Board the right, to the fullest extent permitted by law, to recover from us amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, there is generally no entitlement to indemnification for acts or omissions that amount to willful misconduct or intentional recklessness. In addition, we have entered into agreements to indemnify members of our Management Board and Supervisory Board against expenses and liabilities to the fullest extent permitted by law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition to such indemnification, we provide the members of our Management Board and Supervisory Board with directors’ and officers’ liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act of 1933, as amended, may be permitted to members of the board of directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16.	Exhibits

Number	Description

4.1	Articles of Association of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.2	Supervisory Board By-Laws of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.3	Management Board By-Laws of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.4	Amended and Restated Registration Rights Agreement dated as of October 1, 2009 by and among AVG Technologies N.V. and certain of its shareholders, incorporated by reference to our registration statement on Form F-1 (File no. 333-178992), as amended.

5.1	Opinion of Allen & Overy LLP regarding the validity of the ordinary shares being registered.

23.1	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of BDO Audit & Assurance B.V., independent registered public accounting firm.

23.4	Consent of Allen & Overy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands on August 6, 2015.

AVG Technologies N.V.

By:	/s/ Gary Kovacs
Name:	Gary Kovacs
Title:	Chief Executive Officer; Managing Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Gary Kovacs and John Little, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 6, 2015 in the capacities indicated:

Name	Title

/s/ Gary Kovacs	Chief Executive Officer; Managing Director (Principal Executive Officer)
Gary Kovacs

/s/ John Little	Chief Financial Officer; Managing Director (Principal Financial Officer and Principal Accounting Officer)
John Little

/s/ Dale L. Fuller	Member of the Supervisory Board (Chairman)
Dale L. Fuller

/s/ Gabriel Eichler	Member of the Supervisory Board (Vice Chairman)
Gabriel Eichler

/s/ Ronan Dunne	Member of the Supervisory Board
Ronan Dunne

/s/ Frank Esser	Member of the Supervisory Board
Frank Esser

/s/ Jan G. Haars	Member of the Supervisory Board
Jan G. Haars

/s/ Jonathan W. Meeks	Member of the Supervisory Board
Jonathan W. Meeks

/s/ Colin Tenwick	Member of the Supervisory Board
Colin Tenwick

AVG TECHNOLOGIES USA, INC.	Authorized Representative in the United States

/s/ Natasha Aljalian	Director and Corporate Secretary
Natasha Aljalian

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Number	Description

4.1	Articles of Association of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.2	Supervisory Board By-Laws of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.3	Management Board By-Laws of AVG Technologies N.V., incorporated by reference to our registration statement on Form F-1 (file no. 333-178992), as amended.

4.4	Amended and Restated Registration Rights Agreement dated as of October 1, 2009 by and among AVG Technologies N.V. and certain of its shareholders, incorporated by reference to our registration statement on Form F-1 (File no. 333-178992), as amended.

5.1	Opinion of Allen & Overy LLP regarding the validity of the ordinary shares being registered.

23.1	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of BDO Audit & Assurance B.V., independent registered public accounting firm.

23.4	Consent of Allen & Overy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).